INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
COMMENTS ON OUTLOOK FOR THE FIRST QUARTER OF 2006

St. Louis, Missouri, March 9, 2006 - Furniture Brands International (NYSE: FBN), commented on recent business trends and operations in the first quarter of 2006.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer, said, “Business conditions remain relatively unchanged from the end of January when we last commented on current trends. Orders are tracking up in the mid-single digits and sales are slightly positive versus the year ago period.”

Mr. Holliman concluded, “We reaffirm the guidance we gave at the end of January - net earnings per common share of 43 to 47 cents including the effect of 2 cents of previously disclosed restructuring, asset impairment and severance charges. We will report the actual results for the first quarter of 2006 on May 3, 2006.”

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

Statements in this release that are not strictly historical may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and Furniture Brands undertakes no obligation to update any such statement to reflect later developments. These include economic conditions, competitive factors, raw material pricing and restructuring efforts, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.